Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, CA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2012, relating to the consolidated financial statements  of Trovagene, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP
New York, New York

January 25, 2013